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FIRST PENN-PACIFIC
LIFE INSURANCE CO.
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A MEMBER OF LINCOLN FINANCIAL GROUP

                                                                  EXHIBIT 1.5(e)
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                               Fort Wayne, Indiana
                    Executive Office: 1801 South Meyers Road
            - Oakbrook Terrace, Illinois 60181-5214 - (630) 495-3336
   Administrative Office: [ADDRESS AND TELEPHONE NUMBER WILL BE INSERTED HERE]



                           GUARANTEE ENHANCEMENT RIDER


GUARANTEE ENHANCEMENT BENEFIT. Subject to the Conditions set forth below, we guarantee that the Specified Amount and the Convalescent Care Benefit Limit will never be less than the Guaranteed Minimum Benefit shown in the policy.

CONDITIONS FOR RECEIVING THE RIDER BENEFIT. To qualify for the above described benefit, the following conditions must be met:

- You must have paid all Planned Periodic Premiums in the amounts and the frequency scheduled (The amounts and the frequency of the Planned Period Premiums, if any, are shown in the Policy Schedule);

-    You must not have made any Policy Loans or Partial Withdrawals;

- You must not have changed or added benefits, or changed the Death Benefit Option from Option 1 to Option 2, unless such change is made upon our written recommendation; and

- You must have followed our written recommendations, if any, to reduce the total Convalescent Care Benefit Limit and Specified Amount. We will not make any recommendation to reduce your benefits below the Guaranteed Minimum Benefit.

CONSIDERATION. We issued this rider in consideration of the statements made in the application and the payment of the Initial Premium shown in the Policy Schedule. We will not charge a premium for this rider.

TERMINATION.  This rider terminates:

-    When any condition for receiving benefits under this rider are not met;

-    Upon termination of the policy; or

-    Upon your written request to terminate this rider.

GENERAL PROVISIONS. This rider is a part of the policy to which it is attached. It takes effect on the effective date of the policy.

This rider is subject to all the terms and conditions of the policy which are not inconsistent herewith.


Signed for First Penn-Pacific Life Insurance Company at Oakbrook Terrace, Illinois.






          /s/ Marcia L. DuMond                           /s/ Roland C. Baker
                Secretary                                     President


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VL-2872AA(01/00)